Exhibit 4.1

ARTICLES SUPPLEMENTARY

OF

CORPORATE OFFICE PROPERTIES TRUST

SERIES L CUMULATIVE PREFERRED SHARES

(PAR VALUE $0.01 PER SHARE)

CORPORATE OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (hereinafter called the “Trust”), having its principal office in Columbia, Maryland, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Article VI of the Declaration of Trust of the Trust, as amended to date (the “Declaration of Trust”), the Board of Trustees has duly classified 6,900,000 authorized but unissued preferred shares of beneficial interest of the Trust, par value $0.01 per share (the “Preferred Shares”), into a series designated as 7.375% Series L Cumulative Preferred Shares, par value $0.01 per share, and has provided for the issuance of such class by adoption of a resolution in the form of Article Third hereof effective as of June 25, 2012.

SECOND: The classification increases the number of shares classified as 7.375% Series L Cumulative Preferred Shares, par value $0.01 per share, from no shares immediately prior to the classification to 6,900,000 shares immediately after the classification.  The classification decreases the number of unclassified Preferred Shares from 16,878,333 to 9,978,333.

THIRD: The terms of the 7.375% Series L Cumulative Preferred Shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Trustees are as follows:

1.             NUMBER OF SHARES AND DESIGNATION.

This series of Preferred Shares shall be designated as 7.375% Series L Cumulative Preferred Shares, par value $0.01 per share (the “Series L Preferred Shares”), and 6,900,000 shares shall be the authorized number of such Series L Preferred Shares constituting such series.

2.             DEFINITIONS.

For purposes of the Series L Preferred Shares, the following terms shall have the meanings indicated:

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Alternate Form Consideration” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Alternate Conversation Consideration” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series L Preferred Shares; provided that, for purposes of paragraph (a) of Section 9 of this Article, the term “Board of Trustees” shall not include any such committee.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change of Control” shall have the meaning set forth in paragraph (a) of Section 6 of this Article.

“Change of Control Conversion Right” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Change of Control Conversion Date” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

“Common Shares” shall mean the common shares of beneficial interest, par value $0.01 per share, of the Trust.

“Common Share Conversion Consideration” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Common Share Price” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Conversion Consideration” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Declaration of Trust” shall mean the Amended and Restated Declaration of Trust of the Trust as filed for record with the Department of Assessments and Taxation of the State of Maryland, and any amendments thereto.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

“Dividend Periods” shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Series L Preferred Shares shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Series L Preferred Shares being redeemed.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3 of this Article.

“DTC” shall have the meaning set forth in paragraph (e) of Section 12 of this Article.

“Equity Shares” shall mean shares of any class or series of shares of beneficial ownership in the Trust.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Initial Dividend Period” shall mean the period commencing on and including the Issue Date and ending on and including October 14, 2012.

“Issue Date” shall mean June 27, 2012.

“Junior Shares” shall have the meaning set forth in paragraph (a) of Section 8 of this Article.

“Liquidation Preference” shall have the meaning set forth in paragraph (a) of Section 4 of this Article.

“NASDAQ” shall have the meaning set forth in paragraph (a) of Section 6 of this Article.

“NYSE” shall have the meaning set forth in paragraph (a) of Section 6 of this Article.

“NYSE Amex” shall have the meaning set forth in paragraph (a) of Section 6 of this Article.

“Operating Partnership” shall mean Corporate Office Properties, L.P., a Delaware limited partnership.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 8 of this Article.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, “private foundation,” within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a “group,” as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit (as defined in Article VII of the Declaration of Trust) applies.

“Redemption Date” shall mean, in the case of any redemption of any Series L Preferred Shares, the date fixed for redemption of such shares.

“Redemption Notice” shall have the meaning set forth in paragraph (e) of Section 5 of this Article.

“Redemption Price” shall mean, with respect to any Series L Preferred Shares to be redeemed, a cash payment equal to 100% of the Liquidation Preference thereof plus all accrued and unpaid dividends, if any, to but not including, the Redemption Date.

“Redemption Right” shall have the meaning set forth in paragraph (a) of Section 5 of this Article.

“REIT” shall mean a “real estate investment trust,” as defined in Section 856 of the Code.

“Senior Shares” shall have the meaning set forth in paragraph (c) of Section 8 of this Article.

“Series G Preferred Shares” shall mean the Trust’s 8% Series G Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share.

“Series H Preferred Shares” shall mean the Trust’s 7.5% Series H Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share.

“Series J Preferred Shares” shall mean the Trust’s 7.625% Series J Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share.

“Series K Preferred Shares” shall mean the Trust’s 5.60% Series K Cumulative Redeemable Convertible Preferred Shares of beneficial interest, par value $0.01 per share.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of Equity Shares of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series L Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Share Cap” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Share Split” shall have the meaning set forth in paragraph (a) of Section 12 of this Article.

“Special Optional Redemption Right” shall have the meaning set forth in paragraph (a) of Section 6 of this Article.

“Transfer Agent” means Wells Fargo & Company or such transfer agent as may be designated from time to time by the Board of Trustees or its designee as the transfer agent for the Series L Preferred Shares.

“Trustee” shall mean a member of the Board of Trustees.

“Voting Parity Shares” shall have the meaning set forth in paragraph (a) of Section 9 of this Article.

3.             DIVIDENDS.

(a)           The holders of Series L Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for payment, quarterly cash dividends on the Series L Preferred Shares at the rate of 7.375% of the Liquidation Preference per year.  Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall have been declared or there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on October 15, 2012.  Each such dividend shall be payable in arrears to the holders of record of the Series L Preferred Shares, as they appear on the share records of the Trust at the close of business on the applicable record date (the “Dividend Record Date”), which shall be fixed by the Board of Trustees and which shall be not more than 60 days nor less than 10 days prior to each such Dividend Payment Date.  The Dividend Record Date for the dividend payable on October 15, 2012 shall be September 30, 2012.  Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days nor less than 15 days the payment date thereof, as may be fixed by the Board of Trustees.

(b)           Any dividend payable on the Series L Preferred Shares for any partial Dividend Period shall be computed ratably on the basis of twelve 30-day months and a 360-day year.  Holders of Series L Preferred Shares shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the Series L Preferred Shares.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series L Preferred Shares that may be in arrears.

(c)           So long as any of the Series L Preferred Shares are outstanding, when dividends are not paid in full upon the Series L Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart for payment, all dividends declared upon the Series L Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series L Preferred Shares and accrued and unpaid on such Parity Shares.  Except as set forth in the preceding sentence, unless dividends on the Series L Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividends periods, no dividends shall be declared or paid or set apart for payment by the Trust and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Trust with respect to any Parity Shares.

(d)           So long as any of the Series L Preferred Shares are outstanding, unless dividends equal to the full amount of all accrued and unpaid dividends on the Series L Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by the Trust and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Trust with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or a subsidiary of the Trust) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by the Trust (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares.

(e)           Notwithstanding the provisions of this Section 3, the Trust shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Trust as a REIT under Section 856 of the Code.

4.             LIQUIDATION PREFERENCE.

(a)   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Trust, before any payment or distribution by the Trust shall be made to or set apart for payment to the holders of any Junior Shares, the holders of Series L Preferred Shares shall be entitled to receive a liquidation preference of twenty-five dollars ($25.00) per Series L Preferred Share (the “Liquidation Preference”), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment.  Until the holders of the Series L Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding-up of the Trust.  If, upon any liquidation, dissolution or winding-up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of Series L Preferred Shares shall be insufficient to pay in full the Liquidation Preference and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series L Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series L Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.  For the purposes of this Section 4, a voluntary or involuntary liquidation, dissolution or winding-up of the Trust shall not include (i) a consolidation or merger of the Trust with or into one or more other entities, (ii) a sale or transfer of all or substantially all of the Trust’s assets, or (iii) a statutory share exchange.

(b)           Upon any liquidation, dissolution or winding-up of the Trust, after payment shall have been made in full to the holders of Series L Preferred Shares and any Parity Shares, as provided in Section 4(a), any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series L Preferred Shares and any Parity Shares shall not be entitled to share therein.

5.             REDEMPTION

(a)           Except as set forth in Section 6 below or as set forth in Article VII of the Declaration of Trust that is incorporated by reference herein, the Series L Preferred Shares shall not be redeemable by the Trust prior to June 27, 2017.  On or after June 27, 2017, the Trust, at its option, may redeem Series L Preferred Shares, in whole or from time to time in part, at the Redemption Price (the “Redemption Right”).

(b)           In the event of a redemption of Series L Preferred Shares, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the Redemption Price for such shares.  If full cumulative dividends on all outstanding Series L Preferred Shares have not been paid or declared and set apart for payment, no Series L Preferred Shares may be redeemed unless all outstanding Series L Preferred Shares are simultaneously redeemed and neither the Trust nor any Affiliate of the Trust may purchase or acquire Series L Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series L Preferred Shares.

(d)           If fewer than all the outstanding Series L Preferred Shares are to be redeemed, the Trust will select those Series L Preferred Shares to be redeemed pro rata in proportion to the numbers of Series L Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.  If fewer than all Series L Preferred Shares represented by any certificate (which may include a global certificate) are redeemed, then a new certificate (including, if appropriate, a new global certificate) representing the unredeemed Series L Preferred Shares shall be issued without cost to the holders thereof.

(e)           If the Trust shall redeem Series L Preferred Shares pursuant to this Section 5, notice of the redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date.  A similar notice of such redemption shall be mailed by the Trust not less than 30 days nor more than 60 days prior to the Redemption Date to each holder of record of the Series L Preferred Shares to be redeemed (the “Redemption Notice”).  Such Redemption Notice shall be provided by first class mail, postage prepaid, at such holder’s address as the same appears on the share records of the Trust.  Neither the failure to mail the Redemption Notice, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the Redemption Notice or the validity of the proceedings for redemption with respect to the other holders.  A Redemption Notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the Redemption Notice.  Each Redemption Notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of Series L Preferred Shares to be redeemed; (iii) the place or places where certificates for such Series L Preferred Shares are to be surrendered for cash; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the Redemption Price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Record Date as described in the next succeeding sentence.  A Redemption Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Trust shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the Series L Preferred Shares so called for redemption shall cease to accrue on said shares, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series L Preferred Shares shall cease, except (a) the right to receive the Redemption Price, without interest thereon, and (b) if the Redemption Date for any Series L Preferred Shares occurs after any Dividend Record Date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on the Dividend Record Date to receive the dividend payable on such Dividend Payment Date.  The full dividend payable on such Dividend Payment Date in respect of such Series L Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding Dividend Record Date notwithstanding the prior redemption of such shares.  The

Trust’s obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Trust shall irrevocably deposit in trust with a bank or trust company (which may not be an Affiliate of the Trust) that has, or is an Affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any Dividend Record Date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such Series L Preferred Shares called for redemption, with irrevocable instructions that such cash be applied to the redemption of the Series L Preferred Shares so called for redemption and, if applicable, the payment of such dividend.  No interest shall accrue for the benefit of the holders of Series L Preferred Shares to be redeemed on any cash so set aside by the Trust.  Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Trust, after which reversion the holders of Series L Preferred Shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.  As promptly as practicable after the surrender in accordance with the Redemption Notice of any such Series L Preferred Shares to be so redeemed (in the case of certificated shares, properly endorsed or assigned for Transfer, if the Trust shall so require and the Redemption Notice shall so state), such surrendered Series L Preferred Shares shall be exchanged for cash (without interest thereon) for which such Series L Preferred Shares have been redeemed in accordance with such Redemption Notice.

6.             SPECIAL OPTIONAL REDEMPTION BY THE TRUST

(a)           (i) Upon the occurrence of a Change of Control (as defined below), the Trust will have the option upon written notice mailed by the Trust, postage pre-paid, not less than 30 nor more than 60 days prior to the Redemption Date and addressed to the holders of record of the Series L Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, to redeem the Series L Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at Twenty-Five Dollars ($25.00) per share plus accrued and unpaid dividends, if any, to, but not including, the Redemption Date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of Series L Preferred Shares except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below in Section 12), the Trust has provided or provides notice of redemption with respect to the Series L Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of such Series L Preferred Shares will not have the conversion right described below in Section 12.

A “Change of Control” is when, after the original issuance of the Series L Preferred Shares, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Trust entitling that person to exercise more than 50% of the total voting power of all stock of the Trust entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and

(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series L Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series L Preferred Shares to be redeemed; (iv) the place or places where the certificates for such Series L Preferred Shares, to the extent such Series L Preferred Shares are certificated, are to be surrendered (if so required in the notice) for payment of the Redemption Price; (v) that the Series L Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) that holders of Series L Preferred Shares to which the notice relates will not be able to tender such Series L Preferred Shares for conversion in connection with the Change of Control and each Series L Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related Redemption Date instead of converted on the Change of Control Conversion Date; and (vii) that dividends on the Series L Preferred Shares to be redeemed will cease to accrue on such Redemption Date. If fewer than all of the Series L Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series L Preferred Shares held by such holder to be redeemed.

If fewer than all of the outstanding Series L Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the shares shall redeemed pro rata in proportion to the numbers of Series L Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.  If fewer than all Series L Preferred Shares represented by any certificate (which may include a global certificate) are redeemed, then a new certificate (including, if appropriate, a new global certificate) representing the unredeemed Series L Preferred Shares shall be issued without cost to the holders thereof.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series L Preferred Shares would become a holder of a number of Series L Preferred Shares in excess of the Aggregate Share Ownership Limit because such holder’s Series L Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the By-Laws of the Trust, the Trust will redeem the requisite number of Series L Preferred Shares of such holder such that no holder will hold in excess of the Aggregate Share Ownership Limit subsequent to such redemption.

(c) Notwithstanding anything to the contrary contained herein, if full cumulative dividends on all outstanding Series L Preferred Shares have not been paid or declared and set apart for payment, no Series L Preferred Shares may be redeemed unless all outstanding Series L Preferred Shares are simultaneously redeemed and neither the Trust nor any Affiliate of the Trust may purchase or acquire Series L Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series L Preferred Shares; provided, however, that the foregoing shall not prevent the purchase by the Trust of Series L Preferred Shares in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series L Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all Series L Preferred Shares. In addition, unless full cumulative dividends on all Series L Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series L Preferred Shares (except by conversion into or exchange for equity securities of the Trust ranking junior to the Series L Preferred Shares as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent any purchase or acquisition of Series L Preferred Shares for the purpose of preserving the Trust’s qualification as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series L Preferred Shares).

(d) Immediately prior to any redemption of Series L Preferred Shares pursuant to the Special Optional Redemption Right, the Trust shall pay, in cash, any accrued and unpaid dividends to, but not including, the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series L Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (including any accrued and unpaid dividends for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date or the Trust’s default in the payment of the dividend due. Except as provided above, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series L Preferred Shares for which a notice of redemption has been given.

(e) If the Trust shall so require and the notice shall so state, on or after the Redemption Date, each holder of Series L Preferred Shares to be redeemed shall present and surrender the certificates evidencing such Series L Preferred Shares, to the extent such shares are certificated, to the Trust at the place designated in the notice of redemption and thereupon the Redemption Price of such shares (including all accrued and unpaid dividends to, but not including, the Redemption Date) shall be paid to, or on the order of, the person whose name appears on such certificate evidencing such Series L Preferred Shares as the owner thereof, and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing Series L Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Series L Preferred Shares to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(f) From and after the Redemption Date (unless the Trust defaults in payment of the Redemption Price), all dividends on the Series L Preferred Shares designated for redemption in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividends to, but not including, the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a Redemption Date, may irrevocably deposit the Redemption Price (including accrued and unpaid dividends to, but not including, the Redemption Date) of the Series L Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series L Preferred Shares to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price (including all accrued and unpaid dividends to, but not including, the Redemption Date). Any monies so deposited which remain unclaimed by the holders of the Series L Preferred Shares to be redeemed at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Trust.

7.             STATUS OF REACQUIRED SHARES.

All Series L Preferred Shares that have been issued and are reacquired in any manner by the Trust (including, without limitation, Series L Preferred Shares which are redeemed) shall be returned to the status of authorized but unissued Preferred Shares, without designation as to series.  The Trust may also retire any unissued Series L Preferred Shares, and such shares shall then be restored to the status of authorized but unissued Preferred Shares without designation as to series.

8.             RANKING.

The Series L Preferred Shares will, with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of the Trust, rank:

(a)           prior or senior to the Common Shares and any other class or series of the Trust’s Equity Shares authorized or designated in the future if the holders of Series L Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series (“Junior Shares”);

(b)           on a parity with the Series G Preferred Shares, the Series H Preferred Shares, the Series J Preferred Shares, the Series K Preferred Shares and any other class or series of the Trust’s Equity Shares authorized or designated in the future if, by the terms of such class or series, the holders of such class or series of securities and the Series L Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (“Parity Shares”);

(c)           junior to any class or series of our Equity Shares authorized or designated in the future if, by the terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Series L Preferred Shares (“Senior Shares”); and

(d)           junior to all of the Trust’s indebtedness.

9.             VOTING.

(a)           If and whenever dividends on the Series L Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full) for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting the Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the “Voting Parity Shares”); without limiting the foregoing, the Series G Preferred Shares, Series H Preferred Shares, the Series J Preferred Shares and the Series K Preferred Shares shall be deemed to be entitled to voting rights similar to the Series L Preferred Shares) and the holders of Series L Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series or class, shall be entitled to vote for the election of the two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series L Preferred Shares and the Voting Parity Shares called as hereinafter provided.  At any time when such right to elect Trustees separately shall have been so vested in the holders of Series L Preferred Shares and the Voting Parity Shares, if applicable, the Secretary of the Trust may, and upon the written request of the holders of record of not less than 20% of the total number of Series L Preferred Shares and Voting Parity Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series L Preferred Shares and of the Voting Parity Shares for the election of the two Trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the shareholders or as required by law.  Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that the Trust shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of the Series L Preferred Shares and Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting.  The Trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as provided herein.  If any vacancy shall occur among the Trustees elected by the holders of the Series L Preferred Shares and the Voting Parity Shares by reason of death, resignation or disability, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining Trustee elected by the holders of the Series L Preferred Shares and the Voting Parity Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.  Whenever all arrears in dividends on the Series L Preferred Shares and the Voting Parity Shares then outstanding shall have been paid and dividends thereon for the current Dividend Period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Series L Preferred Shares and the Voting Parity

Shares to elect such additional two Trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as Trustees by the holders of the Series L Preferred Shares and the Voting Parity Shares shall forthwith terminate and the number of Trustees constituting the Board of Trustees shall be reduced accordingly.

(b)           So long as any Series L Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust of the Trust, the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Series L Preferred Shares voting as a single class with the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Declaration of Trust or the By-Laws of the Trust that materially adversely affects the voting powers, rights or preferences of the holders of the Series L Preferred Shares; provided, however, that the amendment of or supplement to the provisions of the Declaration of Trust to authorize, create, increase or decrease the authorized amount of, or to issue Junior Shares, Series L Preferred Shares or any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series L Preferred Shares; or

(ii)           The authorization, creation of, increase in the authorized amount of, or issuance of shares of any class or series of Senior Shares or any security convertible or exchangeable into shares of any class or series of Senior Shares (whether or not such class or series of Senior Shares is currently authorized);

provided, however, that no such vote of the holders of Series L Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Shares or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all outstanding Series L Preferred Shares to the extent such redemption is authorized by Section 5 of this Article.

For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each Series L Preferred Share shall have one (1) vote per share, except that when any other class or series of preferred shares of the Trust shall have the right to vote with the Series L Preferred Shares as a single class on any matter, then the Series L Preferred Shares and such other class or series shall have with respect to such matters one quarter of one vote per $25.00 of stated liquidation preference.  Except as otherwise required by applicable law or as set forth herein or in the Declaration of Trust, the Series L Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by the Trust.

10.          RECORD HOLDERS.

The Trust and the Transfer Agent may deem and treat the record holder of any Series L Preferred Share as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

11.          INFORMATION RIGHTS.

During any Dividend Period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series L Preferred Shares are outstanding, the Trust will (i) transmit by mail or other permissible means under the Exchange Act to all holders of any Series L Preferred Shares, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Trust would have been required to file with the Securities and Exchange Commission (“SEC”), pursuant to Section 13 or 15(d) of the Exchange Act if the Trust were subject to such rules (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series L Preferred Shares.  The Trust will mail (or otherwise provide) the reports to the holders of the Series L Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

12.          CONVERSION.  Series L Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 12.

(a) Upon the occurrence of a Change of Control, each holder of Series L Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series L Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series L Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares per Series L Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (1) the $25.00 liquidation preference plus (2) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (B) the Common Share Price (as defined below) and (ii) 2.2302 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such

Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right for all authorized 6,9000,000 Series L Preferred Shares shall not exceed 15,388,380 Common Shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series L Preferred Shares shall receive upon conversion of such Series L Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Series L Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series L Preferred Shares held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration.”

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series L Preferred Shares shall receive shall be in the form and proportion of the aggregate consideration elected by the holders of the Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 12(c) below that is not less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to Section 12(c).

The “Common Share Price” shall be (i) the amount of cash consideration per Common Share, if the consideration to be received in the Change of Control by holders of Common Shares is solely cash, and (ii) the average of the closing prices per Common Share on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash.

(b) No fractional Common Shares shall be issued upon the conversion of Series L Preferred Shares. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series L Preferred Shares at their addresses as they appear on the Trust’s stock transfer records and notice shall be provided to the Trust’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series L Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series L Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring not less than 20 nor more than 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series L Preferred Shares, the holder will not be able to convert Series L Preferred Shares and such Series L Preferred Shares shall be redeemed on the related Redemption Date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series L Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series L Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d) The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 12(c) above to the holders of Series L Preferred Shares.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series L Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series L Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series L Preferred Shares to be converted; and (iii) that the Series L Preferred Shares are to be converted pursuant to the applicable terms of the Series L Preferred Shares. Notwithstanding the foregoing, if the Series L Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series L Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series L Preferred Shares; (ii) if certificated Series L Preferred Shares have been issued, the certificate numbers of the withdrawn Series L Preferred Shares; and (iii) the number of Series L Preferred Shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series L Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Series L Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series L Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Trust elects to redeem such Series L Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series L Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable Redemption Date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the Redemption Date.

(h) The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of Series L Preferred Shares will be entitled to convert such Series L Preferred Shares into Common Shares to the extent that receipt of such Common Share would cause the holder of such Common Shares (or any other person) to hold in excess of Aggregate Share Ownership Limit.

13.          RESTRICTIONS ON OWNERSHIP AND TRANSFER; REMEDIES.

Article VII of the Declaration of Trust sets forth certain ownership and transfer restrictions relating to the Equity Shares, including the Series L Preferred Shares (“Aggregate Share Ownership Limit”).  Article VII of the Declaration of Trust is hereby incorporated by reference herein.

FOURTH: These Articles Supplementary have been duly adopted by all necessary action on the part of the Trust.

IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary, Senior Vice President and General Counsel on June 25, 2012.

WITNESS:		CORPORATE OFFICE PROPERTIES TRUST

/s/ Karen M. Singer		/s/ Roger A. Waesche, Jr.
Name:	Karen M. Singer	Name:	Roger A. Waesche, Jr.
Title:	Senior Vice President, General	Title:	President and Chief Executive Officer
Counsel and Secretary

THE UNDERSIGNED, Senior Vice President, General Counsel and Secretary of CORPORATE OFFICE PROPERTIES TRUST, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the official act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Karen M. Singer
Name:	Karen M. Singer
Title:	Senior Vice President, General
Counsel and Secretary